Exhibit 99.1

NEWS RELEASE

Visteon Appoints Jerome Rouquet as Senior Vice President, Finance, and Chief Financial Officer

VAN BUREN TOWNSHIP, Mich., Dec. 19, 2019 — Visteon Corporation (NASDAQ: VC), a global leader in vehicle cockpit electronics, today announced that Jerome Rouquet has been appointed senior vice president, finance, effective Jan. 21, 2020. Rouquet will become Visteon’s chief financial officer following the filing of the company’s fiscal 2019 financial statements with the Securities and Exchange Commission, replacing William R. Robertson, who has served as interim CFO since Nov. 1, 2019.

Rouquet, 52, has nearly 30 years of financial experience including leadership roles of increasing responsibility during a 23-year career at Federal-Mogul, where he served as vice president, chief accounting officer and controller from July 2010 to January 2016, and senior vice president and chief financial officer from January 2016 to September 2018. Following the acquisition of Federal-Mogul by Tenneco Inc., Rouquet most recently served as senior vice president, finance, Motorparts, for Tenneco, from October 2018 to December 2019. He has extensive global experience in financial control and reporting, supporting manufacturing and distribution operations, including serving as financial controller at Imaje in Belgium.

“Jerome is an experienced global executive with extensive financial experience in the automotive industry, both operational and technical,” said Visteon President and CEO Sachin Lawande. “He has a proven record of driving financial and operational performance. We are very pleased that he will be joining our senior leadership team as we look to capitalize on our technology strengths in cockpit electronics and drive profitable growth. I also want to thank Bill Robertson for his interim CFO leadership during this transition period.”

Rouquet has a Master of Business and Management degree from the Institut Superieur de Gestion, Paris, France, and completed the International Business Management Program at the Manhattan Institute of Management, New York, USA.

About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics and connected car solutions for the world’s major vehicle manufacturers. Visteon is driving the smart, learning, digital cockpit of the future, to improve safety and the user experience. Visteon is a global leader in cockpit electronic products including digital instrument clusters, information displays, infotainment, head-up displays, telematics, SmartCore™ cockpit domain controllers, and the DriveCore™ autonomous driving platform. Visteon also delivers artificial intelligence-based technologies, connected car, cybersecurity, interior sensing, embedded multimedia and smartphone connectivity software solutions. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of approximately $3 billion in 2018. Learn more at www.visteon.com.

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Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Kris Doyle

734-710-7893

kdoyle@visteon.com

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